UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2012

ZELTIQ Aesthetics, Inc.

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100 Pleasanton, California		94588
(Address of principal executive offices)		(Zip Code)

(925) 474-2500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 18, 2012, Gordon E. Nye resigned from his positions as a director and as President and Chief Executive Officer of ZELTIQ Aesthetics, Inc. (the “Company”) for personal reasons. There were no disagreements with the Company that led to the decision of Mr. Nye to resign.

(c) The Board of Directors of the Company has appointed Mark J. Foley as interim President and Chief Executive Officer. Mr. Foley will continue to serve as a director of the Company.

Mr. Foley, age 46, has served on the Company’s Board of Directors since 2009 and previously served as Executive Chairman of the Board of Directors of the Company from July 2009 to May 2010. In this role, Mr. Foley had close interaction with all of the different functional areas and participated in decisions regarding the strategic direction of the Company. Mr. Foley currently serves as a Managing Director of RWI Ventures. While at RWI Ventures, he has led investments in and served on the boards of companies such as BaroSense, Sonitus, and Voyage Medical. Additionally, Mr. Foley serves as Executive Chairman for Onpharma. Prior to joining RWI Ventures in May 2004, Mr. Foley spent 17 years in senior operating roles in both large and start-up medical device companies, most recently founding and serving as Chief Executive Officer of Ventrica, Inc., which was acquired by Medtronic in 2004. Before Ventrica, Inc., Mr. Foley worked for several leading medical device companies, including Perclose (acquired by Abbott), Guidant, DVI (acquired by Eli Lilly), and U.S. Surgical (acquired by Tyco). Mr. Foley received his B.A. from the University of Notre Dame.

There is no arrangement or understanding between Mr. Foley and any other person pursuant to which he was selected as an officer of the Company. Mr. Foley has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Foley or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest. Mr. Foley’s compensation as interim President and Chief Executive Officer has not yet been determined.

(e) In connection with Mr. Nye’s resignation as a director and as President and Chief Executive Officer of the Company and in exchange for Mr. Nye’s agreement to enter into a separation agreement and general release of claims in favor of the Company, the Company has agreed to pay to Mr. Nye (i) his current annual base salary from the date of his resignation through July 18, 2013 (the “Severance Period”), (ii) the premiums for health and dental coverage through COBRA through the Severance Period, unless Mr. Nye earlier becomes eligible for health and dental coverage through a subsequent employer, (iii) up to a maximum of $25,000 for his family’s non-elective medical expenses incurred during the Severance Period which are not otherwise covered by COBRA, (iv) up to $40,000 for the continuation of the lease of certain office space, (v) up to $20,000 for moving expenses, and (vi) up to $5,000 in attorneys fees in connection with Mr. Nye’s review of the separation agreement and general release of claims. The Compensation Committee of the Board of Directors of the Company has also agreed to accelerate the vesting of certain long-term incentive awards for Mr. Nye that would have vested had Mr. Nye remained employed with the Company through September 14, 2012. Mr. Nye will be permitted to exercise his vested but unexercised stock options at any point during the Severance Period.

Item 8.01 Other Events.

On April 19, 2012, the Company issued a press release announcing that Gordie Nye steps down as Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated April 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Date: April 19, 2012	/s/ Joshua T. Brumm
Joshua T. Brumm
Chief Financial Officer
(principal financial and accounting officer)

Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 19, 2012.